NINTH AMENDMENT TO THE AMENDED AND RESTATED

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS NINTH AMENDMENT to the Amended and Restated Fund Administration and Accounting Services Agreement is entered into as of March 1, 2026 (this “Amendment”) by and between GUIDESTONE FUNDS, a Delaware statutory trust (the “Trust”) on behalf of each its separate series listed on Annex A to the Agreement (as defined below) (each, a “Fund” and, collectively, the “Funds”) and THE NORTHERN TRUST COMPANY (”Northern”), an Illinois corporation.

WHEREAS, Northern provides certain services to the Trust pursuant to the Amended and Restated Fund Administration and Accounting Services Agreement, dated as of April 1, 2021 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2.    AMENDMENT. Effective as of the date of this Amendment, Section 13(b) of the Agreement shall be amended by replacing such section in its entirety with the following.

(b)  This Agreement may be terminated by the Trust at any time on or after December 31, 2027, upon sixty (60) days’ prior written notice, and by either party at any time on or after December 31, 2028, upon prior written notice, which in case Northern is the terminating party, shall be on one hundred and eighty (180) days’ prior written notice or, in case the Trust is the terminating party, shall be on sixty (60) days’ prior written notice.

3.    GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.    MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.    EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

GUIDESTONE FUNDS

By:
Name: Melanie Childers
Title: Vice President – Fund Operations and Secretary

THE NORTHERN TRUST COMPANY

By:
Name: Kelly Reed-Clare
Title: Vice President

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